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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2012

PROSPECT GLOBAL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street Suite 1550 Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

        On November 29, 2012, we entered into a Securities Purchase Agreement, an Investors Rights Agreement and a Royalty Agreement with certain affiliates of certain investment funds managed by Apollo Global Management, LLC (which we refer to collectively as Purchasers) under which Purchasers will pay to us $100 million and receive upon closing $100 million in newly issued 7-year Convertible Springing 2nd Lien Notes (which we refer to as the Notes), as well as certain other securities and interests described below (which we refer to collectively as the Financing). The Financing is expected to fund in the first half of 2013. We will use the proceeds of the Financing to continue development of our Holbrook Project, including the partial repayment of the promissory note issued to The Karlsson Group.

        The Notes will be convertible into shares of our common stock at an initial conversion price of $2.70 per share, subject to anti-dilution provisions. The Notes will have an annual interest rate of 10%, of which 4% will be payable in cash and 6% will be payable in kind in additional Notes. The Notes will be convertible at any time by its holders, and we will be able to convert the Notes if our common stock is trading at or above two times the then-current conversion price for 20 consecutive trading days after completion of the Holbrook Project. The Notes will vote on an as converted basis with our common stock, as permitted by Nevada law and our articles of incorporation.

        The second lien security that will be granted to Purchasers consists of the assets we pledged to The Karlsson Group in connection with the issuance of The Karlsson Group's promissory note, and will become effective upon the repayment in full of the promissory note issued to The Karlsson Group. At such time, the holders of the Notes will become our senior secured creditor ranking pari passu with all of our existing and future indebtedness other than indebtedness incurred in connection with a project financing, which is expected to become senior to the Notes with respect to the collateral.

        As part of the Financing, Purchasers will receive warrants to purchase approximately 25.9 million shares of our common stock at $2.70 per share and approximately 21.5 million shares of our common stock at $3.25 per share, to be issued following shareholder approval of the Financing and expiring 180 days following issuance of the Notes. The exercise prices of the warrants are subject to anti-dilution provisions. The anti-dilution provisions of the warrants and the Notes include a weighted-average adjustment in connection with any issuance by us of equity securities for less than the then-applicable conversion price or warrant exercise price. The anti-dilution adjustment provisions are applicable to any issuances or other applicable events from and after the execution of the Securities Purchase Agreement on November 29, 2012.

        The Royalty Agreement, to which Buffalo Management LLC is also a party, provides that upon issuance of the Notes, Buffalo's existing right to receive 2% of our gross revenues will terminate, and thereafter each of Buffalo and Purchasers will have the right to receive the greater of 1% of our gross revenues or 1% of the gross sales of our American West Potash subsidiary.

        The closing of the Financing is subject to, among other things, completion of a bankable feasibility study that satisfies certain conditions relating to estimated capital costs, operating costs, mineral grades and resources, production rates and other matters based on the estimates contained in our preliminary economic assessment, or PEA, approval by our shareholders, and other conditions necessary to complete the transaction. In addition, if a bankable feasibility study indicates that total capital costs are going to be greater than $1.568 billion (which exceeds the $1.53 billion estimate from our PEA), we may be obligated to issue to Purchasers up to 7.2 million shares of our common stock at closing at no additional consideration.

        Under the Securities Purchase Agreement Purchasers have the right to designate one member of our board of directors and to have one board observer. James Dietz is Purchasers' board designee and became a director upon signing of the Securities Purchase Agreement on November 29, 2012. See

Item 5.02 below for information about Mr. Dietz. Upon issuance of the Notes, we will also issue to Purchasers 100 shares of our newly authorized Series A Preferred Stock, which will entitle the holders thereof the right to designate three additional directors to our board, which right shall continue until Purchasers' voting interest in the company is less than 22.4%, at which time they will be entitled to designate a number of directors proportionate to their voting interest (rounding up to the next whole director if Purchasers' voting interest is over 20% and rounding to the nearest whole director if below 20%). If Purchasers' voting interest in the company implies the right to designate less than one director, Purchasers shall no longer be entitled to designate any directors but may appoint a board observer so long as Purchasers own any of our securities.

        Under the Investor Rights Agreement, upon issuance of the Notes and for so long as Purchasers hold at least 20% of our total voting rights, Purchasers shall have approval rights over a number of our actions, including incurrence of debt (with limited exceptions), issuance of equity, the annual budget, material acquisitions or dispositions, and hiring or terminating senior management. Many but not all of these consents rights cease upon such date as we are entitled to convert the Notes into shares of our common stock. The Investor Rights Agreement also contains registration rights for the Purchasers for all of the shares of common stock Purchasers may acquire in us.

        Purchasers have preemptive rights allowing them to purchase a portion of any equity or equity-based security issuance by us at any time after the execution of the Securities Purchase Agreement on November 29, 2012 (subject to certain limited exceptions) based on their then-applicable voting interest in us (calculated, for the period before closing, as if the Notes and common stock underlying the warrants were already issued to Purchasers), except that any preemptive rights with respect to pre-closing issuances may only be exercised by Purchasers post-closing. Once the Notes are issued the pre-emptive rights will continue until Purchasers have less than a 10% voting interest in us.

        The Securities Purchase Agreement provides that we will be obligated to pay a termination fee of $7.5 million plus expenses incurred by Purchasers and their advisors in connection with the Financing if we do not receive shareholder approval of the Financing or the Financing does not close because of a breach by us. The Securities Purchase Agreement also provides that if we become obligated under our agreements with The Karlsson Group to make a payment, capped at $75,000,000, upon a sale of at least 50% of our American West Potash subsidiary or a merger of American West Potash with an unaffiliated entity on or prior to August 1, 2016, we shall also be obligated to make a pro rata payment to Purchasers based upon their then-applicable voting interest in us (calculated, for the period before closing, as if the Notes and common stock underlying the warrants were already issued to Purchasers).

        At the closing of the Financing, we will reimburse Purchasers for any portion of their reasonable costs and expenses incurred in connection with the Financing that has not theretofore been reimbursed by us, and we will pay an affiliate of Purchasers a transaction fee equal to $2 million.

        The foregoing summaries of the Securities Purchase Agreement, Investors Rights Agreement and Royalty Agreement are qualified in all respects by the full texts of the agreements, which are filed as Exhibits 10.1, 10.2 and 10.3 of this Current Report on Form 8-K, respectively.

        In connection with the proposed transaction, we will file a proxy statement with the Securities and Exchange Commission. Investors are urged to read the proxy statement, which will contain important information when it becomes available. The proxy statement and other documents which will be filed by us with the Securities and Exchange Commission will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Prospect Global Resources, 1401 17th Street, Suite 1550, Denver, Colorado 80202, Attention: Investor Relations. A final proxy statement will be mailed to our shareholders.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

        To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

        The Company's board of directors appointed James Dietz to the board of directors effective November 29, 2012. Mr. Dietz has also been appointed to the audit committee, the governance, nominating and compensation committee and the finance and operations committee.

        Between 1993 and 2010, Mr. Dietz held a variety of integral positions with Potash Corporation of Saskatchewan, culminating in his tenure as executive vice president and chief operating officer of Potash Corporation's worldwide operations from 2000 through 2010. In this position he also oversaw the company's gas and chemical procurement functions as well as safety, health, and environment performance. His service at Potash Corporation began as vice president of manufacturing with Arcadian Corporation, a nitrogen fertilizer manufacturing and sales company in Memphis, Tennessee, which was purchased by Potash Corporation in 1997. Upon the change in management Mr. Dietz was appointed executive vice president of Potash Corporation's PCS Nitrogen subsidiary, and then promoted to president of that subsidiary in 1998. Between 1990 and 1993, Mr. Dietz served as production manager at British Petroleum's chemical complex in Grangemouth, Scotland. In the year prior to his service in Scotland Mr. Dietz served as project director for a proposed European chemical plant in London. Between 1969 and 1989, Mr. Dietz held a variety of positions with Standard Oil of Ohio's Vistron chemical plants culminating in operations manager and including various engineering and production supervisory positions. In 1980 Mr. Dietz assisted Vistron in the construction and startup of their grassroots chemical plant near Victoria, Texas. Following plant construction, Mr. Dietz was appointed operations manager and served there until 1989. Since retirement in 2010, Mr. Dietz has been providing various consulting services to investment firms in the fertilizer industry and in the area of personnel safety. Mr. Dietz served as a member of the board of directors of Arab Potash Co. in Jordan from 2003 to 2010 and became a member of the board of directors of Rentech Partners Nitrogen LP in February, 2012 (NYSE: RNF). Mr. Dietz holds a Bachelor of Chemical Engineering and a Master of Science in Chemical Engineering from The Ohio State University. He is 66 years old. Mr. Dietz's experience and expertise provide a valuable and unique perspective to our board of directors in its oversight of Prospect Global's strategy, planning and operations and led our board of directors to conclude that he should serve as a director.

        Mr. Dietz will receive annual compensation for serving on our board of $50,000.

Resignation of Director

        Devon Archer resigned from our board of directors on November 29, 2012. Mr. Archer's resignation is not due to any disagreement with Prospect Global on any matter related to our operations, policies or practices. Mr. Archer will become a consultant to the Company and serve as vice chairman of our international advisory council. We sincerely thanks Mr. Archer for his invaluable services and contribution to the company as a director and chairman of the audit committee and looks forward to working with him in his new capacities.

Item 9.01    Financial Statements and Exhibits

(d)
Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Securities Purchase Agreement, dated November 29, 2012, by and among Prospect Global Resources Inc., and the Purchasers named therein.*
10.2	Investors Rights Agreement, dated November 29, 2012, between Prospect Global Resources Inc., and the investors named therein.
10.3	Royalty Agreement, dated November 29, 2012, between Buffalo Management LLC, the other investors named therein, Prospect Global Resources Inc., a Nevada corporation, and for limited purposes, Prospect Global Resources Inc., a Delaware corporation.
99.1	Press Release

*
Portions of this exhibit has been omitted pursuant to a request for confidential treatment.

 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.
Date: December 4, 2012	By:	/s/ PATRICK L. AVERY Chief Executive Officer

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  Item 1.01 Entry into a Material Definitive Agreement.
  Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
  Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
  Item 9.01 Financial Statements and Exhibits
SIGNATURE